UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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Investor Contacts:
Steven Plochocki, CEO
(949) 255-2600
splochocki@qsii.com
or
Larry Dennedy
MacKenzie Partners
(212) 929-5500

Media Contacts:
Susan J. Lewis
(303) 804-0494
slewis@qsii.com
or
Tom Johnson or Mike Pascale
Abernathy MacGregor
(212) 371-5999

QUALITY SYSTEMS, INC. ISSUES LETTER TO SHAREHOLDERS OUTLINING STRATEGIC PLAN FOR VALUE CREATION

Communication Urges QSI Shareholders to Protect the Value of their Investment

IRVINE, Calif.—Aug 1, 2012 – Quality Systems, Inc. (NASDAQ:QSII) announced today it has issued today a letter to all shareholders ahead of the upcoming annual meeting of shareholders on August 16, 2012.

In the letter, QSI provides details on its strategic plan for value creation in the rapidly evolving healthcare IT sector, and information on the recent recommendation by proxy governance firm Egan-Jones to vote for all QSI Board nominees.  The company also describes its belief that dissident director Ahmed Hussein’s prohibited trading in QSI shares has contributed to QSI share price decline and argues that Mr. Hussein and his nominees have offered no credible plan for value creation and urges shareholders to vote for QSI’s nominees.

A copy of the letter follows:

NOW IS THE TIME TO PROTECT YOUR INVESTMENT
IN QUALITY SYSTEMS
VOTE THE ENCLOSED WHITE PROXY CARD TODAY

Dear Fellow Shareholder:

Our annual meeting of shareholders is about two weeks away.  We are at a critical point in QSI’s history as we navigate a fast-evolving and ever-changing marketplace.  Now more than ever, your vote is crucial in determining the future of our company.  We strongly believe we have the right team and the right strategy in place to create value for QSI shareholders.  We believe our strategy, already underway, will maximize cross-selling potential and position the company to capitalize on significant and developing industry opportunities.  We urge all shareholders to vote the WHITE proxy card today for all QSI’s board nominees at the upcoming annual meeting on August 16, 2012.

Leading Proxy Governance Firm Has Urged Shareholders to Support QSI

Last week Egan-Jones, a leading, independent proxy governance firm, recommended that QSI shareholders vote the white proxy card in favor of QSI’s board nominees, affirming that they are the right leadership team to maximize shareholder returns, now and in the future.  We urge you to carefully consider their comments:

“We believe that support for voting the management ballot is merited and that voting the management ballot (WHITE PROXY CARD) is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:

… the Company’s strategy has positioned it to capitalize on developing trends in the healthcare industry.

… Mr. Hussein’s proxy solicitation is an attempt to take over the Company without paying a premium.

… Mr. Hussein has failed to make a persuasive case that electing his nominees to the board would result in the enhancement of shareholder value.

… not convinced that the election of the dissidents’ slate to the board of directors would work to the benefit of all shareholders.”

We Have the Right Strategy and the Right Board and Management Team to
Navigate the Fast-Changing Market Environment

As we discussed on our recent quarterly earnings call, QSI, along with our industry peers, is  facing near-term challenges in a rapidly changing market that, at times, can have an impact on our results.  A recent research report written by Cowen and Company last week noted the start of a slowdown in the market.  However, over the years we have consistently delivered strong shareholder returns -- for example, QSI dividends have increased 40% from $0.50 per share in fiscal 2008 to $0.70 per share in fiscal 2012 -- by successfully navigating difficult environments, and we believe that the strategic steps we have taken during the last few years have positioned QSI to capitalize on future opportunities.

While we are all disappointed in the recent performance of QSI’s stock price, which we believe was negatively impacted by forced sales of QSI stock held in margin accounts of dissident director Ahmed Hussein (prohibited  under our insider trading policy - see below), we are confident in our strategy and QSI’s ability to capture significant opportunities for continued revenue and earnings growth over the long term.

We see meaningful opportunity for QSI in a number of areas and are actively positioning the company to seize on this potential.  This includes:

•
Pursuing significant opportunities to sell our electronic health record and complementary solutions.  Industry estimates indicate that the addressable market for EHR solutions for physicians and hospitals is only 40% penetrated.

•	Cross selling new solutions to our existing customer base and bundling multiple solutions for sale to new customers.

•
Continuing to develop enhancements to our core software products, while developing and acquiring new technologies to capitalize on future growth opportunities and to support new delivery models such as the emerging accountable care organization (ACO) model.

•
Staying at the forefront of enabling new healthcare delivery models such as ACOs, patient centered medical home and fee for performance models.  Many of our new products and enhancements address growing demands on healthcare providers to be more effective in terms of the way they deliver care, manage costs and improve outcomes.

•
Focusing on growing our RCM services business as the industry seeks to reduce costs by outsourcing billing and collection activities.  Management is actively looking to capitalize on the growth and potential we see in the recurring revenue business, in particular, by extending our current RCM capabilities into the dental and hospital markets which we are actively pursuing at this time.

•
Continuing to focus on acquisitions, of all sizes, that provide a strategic benefit to the company and make financial sense for our shareholders.  With 9 acquisitions in the last 4 years, we continually evaluate acquisition opportunities of all sizes.  We also will continue to consider larger, more transformative transactions.

•
Building momentum in our international expansion.  Our first international distribution partnership with Dell and Puerto Rico Hospital Supply, Inc., which we announced last June, is an important win for the company and management is keen on furthering this type of growth.

Importantly, as we look ahead to capture growth opportunities, we are working to achieve cost efficiencies that will increase our margins.  For example, we have been expanding the use of offshore capabilities for software development and other back office functions.

Vote the WHITE proxy card TODAY for QSI's director nominees —Craig Barbarosh, George Bristol, Mark Davis, Russell Pflueger, Steven Plochocki, Sheldon Razin, Lance Rosenzweig and Maureen Spivack.

Prohibited Trading By Ahmed Hussein Contributed To QSI Share Price Decline

As we explained in the recent special bulletin to shareholders, Mr. Hussein has pledged all of his QSI stock as collateral for margin accounts in flagrant violation of QSI's insider trading policy.  We believe that the recent margin calls on Mr. Hussein’s investment accounts, which to date have caused the forced liquidation of at least 1,329,070 shares (representing 2.24 percent of the company’s outstanding common stock), have contributed to the decline in QSI’s share price.  We believe that the potential for future margin sales puts the value of your investment in QSI at risk.

Meanwhile, in our opinion, neither Mr. Hussein nor any of his hand-picked nominees has articulated any original strategy for creating value.  In fact, Mr. Hussein’s track-record in other businesses and his actions while serving on our Board lead us to believe that any expansion in his influence over the Board would only serve to destroy value in our company’s shares.

The company has established the following website (www.qsi2012proxy.com)   containing additional information about our strategy, Mr. Hussein’s history and why we feel that allowing him to nominate a majority of our Board would put your investment at risk.  We encourage you to read this important information.

Path To Shareholder Value Is Clear – Vote The White Card Today!

In our view, the path forward is clear.  QSI is a company at a critical juncture and is best suited to be guided by our Board nominees and management team with a clear strategic plan to maximize shareholder value.  We ask you for your support and urge you to take action today by voting the WHITE proxy card FOR the company’s nominees.

Remember, if you have already voted the gold card IT IS NOT TOO LATE to change your vote as only the most recently voted card counts.  Simply vote the WHITE proxy card FOR the company's nominees to protect your investment and the future of QSI.

Quality Systems, Inc.
Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.

ADDITIONAL INFORMATION

On July 13, 2012, the company filed its definitive proxy statement in connection with its 2012 annual meeting of shareholders, and on July 16, 2012, began the process of mailing such proxy statement to its shareholders, together with a WHITE proxy card. Shareholders are strongly advised to read the definitive proxy statement and the accompanying proxy card, as they will contain important information. Shareholders may obtain the definitive proxy statement, any amendments or supplements to such proxy statement, and other documents filed by the company with the SEC for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to such proxy statement may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

Statements made in this document, the proxy statements to be filed with the SEC, communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking words, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “ expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as factors discussed elsewhere in this and other reports and documents we file with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2012, as well as in our other public disclosures and filings with the SEC.